Exhibit 10.2

BACK-UP INDEMNIFICATION AGREEMENT

BACK-UP INDEMNIFICATION AGREEMENT, dated as of August 19, 2005 (this “Agreement”), among Wicks Communications & Media Partners, L.P., a Delaware limited partnership (the “Fund”), Wicks Parallel (Limited) Partnership I, L.P. (the “Parallel Fund”), Gary Facente 2005 Irrevocable Trust (the “Trust”), David Cruise, Steven Korte (each such party being herein referred to individually as a “Party” and collectively as the “Parties”), and School Specialty, Inc., a Wisconsin corporation (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Acquisition Agreement (as defined below).

WHEREAS, each of the Parties is a member of Wicks Learning Group, LLC, a Delaware limited liability company (“Seller”);

WHEREAS, Buyer and Seller are entering into an Acquisition Agreement, dated as of even date herewith (the “Acquisition Agreement”), pursuant to which (i) Buyer is to purchase all of the Membership Interests of Delta Education, LLC, a Delaware limited liability company, and (ii) Seller is entering into certain indemnification obligations in favor of Buyer, as set forth in Article 7 thereof; and

WHEREAS, the Parties will be distributed proceeds from the sale contemplated by the Acquisition Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Each of the Parties agrees, subject to the terms, conditions and limitations set forth in this Agreement, that, if and only if the Closing under the Acquisition Agreement occurs pursuant to the terms thereof, such Party shall severally and not jointly indemnify the Buyer for its respective Percentage Share (as herein defined) of such indemnification liabilities as Seller would have had under Section 7.1(b) of the Acquisition Agreement, after giving effect to all the provisions of and limitations set forth in Article 7 of the Acquisition Agreement, but only to the extent that all such liabilities would have exceeded the Cap then in effect pursuant to Section 7.3 of the Acquisition Agreement (for example, prior to the expiration of the First Period (as defined in the Escrow Agreement), as if the original Cap set forth in Section 7.3(b) of the Acquisition Agreement had been $25,000,000 in lieu of $15,000,000), it being further agreed and understood that the maximum aggregate of all liabilities whatsoever under or arising out of this Agreement for all of the Parties taken together shall not under any circumstances exceed $10,000,000, and the maximum aggregate of all liabilities whatsoever of any Party under or arising out of this Agreement shall not exceed the product of $10,000,000 multiplied by such Party’s respective Percentage Share. Each Party’s respective Percentage Share is the percentage set forth opposite such Persons name on Schedule A hereto.

2. In the event any claim is made against any one or more Parties under this Agreement, such Party or Parties shall have all the rights and benefits of the provisions of Article 7 of the Acquisition Agreement inuring to the benefit of any Indemnifying Party under Article 7 of the Acquisition Agreement (including but not limited to any rights as to notice of any claim(s) and/or defense or settlement with respect thereto under Section 7.2 thereof) as if such Party or

Parties is or are the Indemnifying Party under said Section 7.2; provided that, if such claim is made against the Fund and any one or more other Indemnifying Parties, then, at its option, the Fund shall be entitled to exercise exclusively and at its sole discretion all such rights contemplated by Article 7 of the Acquisition Agreement or this Section 2. Without limiting the generality of the foregoing, as among the Parties, all determinations by the Fund as to whether and/or how to defend or settle (i) any claim covered by Article 7 of the Acquisition Agreement and/or the terms of any such settlement and/or (ii) any claim against any of the Parties under this Agreement, and all such determinations shall be final and binding upon each of the Parties, and each of the Parties shall cooperate in all respects with the Fund in order to facilitate and/or make effective any such defense, settlement and/or determination. The preceding sentence is solely for the benefit of the Fund and not Buyer, and does not and shall not give rise to any right or benefit to or in favor of Buyer.

3. Anything to the contrary contained in this Agreement notwithstanding:

(a) In no event shall any Party have any liability or obligation under this Agreement in respect of any claim under this Agreement or the Acquisition Agreement, (i) to the extent Seller would not have had any liability under Article 7 of the Acquisition Agreement in respect of such claim (but reading the Acquisition Agreement as if the Cap then in effect pursuant to Section 7.3(b) thereof were increased by the then maximum liability of the Parties pursuant to Section 1 hereof (as modified by Section 3(c) hereof)), (ii) if the aggregate of all indemnifiable liabilities of Seller under Article 7 of the Acquisition Agreement in respect of claims which have been made by Buyer does not exceed the then current Cap set forth therein, or (iii) if the survival period for the provision of the Acquisition Agreement as to which such liability is based shall have expired.

(b) All liabilities and obligations under this Agreement in respect of or arising out of any representation, warranty, covenant or agreement set forth in the Acquisition Agreement, or any indemnification liabilities or obligations in respect thereof, shall expire on and as of the date that is the 18th month anniversary of the Closing Date; provided that any such liability in respect of those provisions set forth in clauses (ii) and (iii) of Section 7.3(b) of the Acquisition Agreement, shall expire on and as of the date that is the 36th month anniversary of the Closing Date, upon which latter date all obligations and liabilities whatsoever under or in respect of this Agreement shall terminate.

(c) On and as of the date that is the 18th month anniversary of the Closing Date, the aggregate liability under this Agreement shall be reduced to $7,500,000, the aggregate liability of any one Person under this Agreement shall be $7,500,000 multiplied by such Person’s respective Percentage Share, and all references in this Agreement to $10,000,000 and $25,000,000 shall be reduced to $7,500,000, and $22,500,000, respectively.

(d) The liabilities and obligations of the Parties under this Agreement shall be several and not joint, and only in accordance with the Parties” respective Percentage Shares, as aforesaid.

(e) All liabilities and obligations of the Fund, the Parallel Fund and/or the Trust shall be without recourse to, and no personal liability or obligations related thereto shall arise against or be imposed upon, any partner or trustee of any of them or any parent or controlling person or entity thereof.

4. After the date hereof, on a quarterly basis, each of the Fund and Parallel Fund will respectively provide a statement, certified on its behalf by an authorized representative thereof, to the effect that it has sufficient assets or capital commitments (or a combination thereof) to support its respective Percentage Share indemnity liability hereunder.

5. All notices and claims under this Agreement made to or against any of the Parties or Buyer shall be made and deemed given in the manner set forth in Section 8.6 of the Acquisition Agreement for notices thereunder, to the respective address therefore set forth on Schedule B hereto (and in the case of each Party, a copy thereof shall be sent to Golenbock Eiseman Assor Bell & Peskoe LLP, 437 Madison Avenue, New York, New York 10022, Attention Nathan E. Assor, Esq.), or such other address(es) and person(s) as any Party or Buyer, as the case may be, shall designate by notice to the other parties hereto in accordance with the notice provisions hereof.

6. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. Any litigation arising hereunder or related thereto shall be tried by the United States District Court for the Southern District of New York, provided that if such litigation shall not be permitted to be tried by such court then such litigation shall be held in the state courts of New York sitting in New York City. Each party irrevocably consents to and confers personal jurisdiction on the United States District Court for the Southern District of New York, or, if (but only if) the litigation in question shall not be permitted to be tried by such court, on the state courts of New York sitting in New York City, and expressly waives any objection to the venue of such court, as the case may be.

7. This Agreement sets forth the entire understanding of the parties hereto in respect of the subject matter hereof and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matter.

8. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

9. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the date and year first above written.

Wicks Communications & Media Partners, L.P.

By: Wicks Capital Management, L.P., its General Partner

By: Wicks Apex, Inc., its General Partner

	By:	/s/ Craig Klosk
	Name:	Craig Klosk
	Title:	Co-President

Wicks Parallel (Limited) Partnership I, L.P.

By: Wicks Capital Management, L.P., its General Partner

By: Wicks Apex, Inc., its General Partner

	By:	/s/ Craig Klosk
	Name:	Craig Klosk
	Title:	Co-President

Gary Facente 2005 Irrevocable Trust

By:	/s/ Joseph F. McDonald, III
Joseph F. McDonald, III, Trustee

/s/ David Cruise
David Cruise

/s/ Steven Korte
Steven Korte

SCHOOL SPECIALTY, INC.

By:	/s/ Mary M. Kabacinski
Name:	Mary M. Kabacinski
Title:	CFO

SCHEDULE A

Percentage Share

Wicks Communications & Media Partners, L.P.:	81.31%

Wicks Parallel (Limited) Partnership I, L.P.:	2.11%

Gary Facente 2005 Irrevocable Trust:	10.39%

David Cruise:	4.19%

Steven Korte:	2.00%

SCHEDULE B

Addresses

Wicks Communications & Media Partners, L.P.:	c/o The Wicks Group of Companies, L.L.C.
405 Park Avenue
New York, NY 10022

Wicks Parallel (Limited) Partnership I, L.P.:	c/o The Wicks Group of Companies, L.L.C.
405 Park Avenue
New York, NY 10022

Gary Facente 2005 Irrevocable Trust:	c/o McDonald & Kanyuk, PLLC
7 Hills Avenue
Concord, NH 03301
Attn: Joseph F. McDonald III, Trustee

David Cruise:	113 Tahanto Trail
Harvard, MA 01451

Steven Korte:	4 Durango Court
Hawthorn Woods, IL 60047

School Specialty, Inc.:	P.O. Box 1579
Appleton, WI 54912-1579
Attn: David J. Zanden, Chief Executive Officer

with a copy to:

Franzoi & Franzoi, S.C.
514 Racine Street
Menasha, WI 54952
Attn: Joseph Franzoi IV, Esq.